As filed with the Securities and Exchange Commission on August 23, 2021

File Nos.	2-29901
811-01716

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 287	X

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 266	X

AB CAP FUND, INC.
(Exact Name of Registrant as Specified in Charter)

1345 Avenue of the Americas, New York, New York 10105
(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, including Area Code:
(800) 221-5672

EMILIE D. WRAPP AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105 (Name and address of agent for service)

Copies of communications to: Paul M. Miller Seward & Kissel LLP 901 K Street, N.W. Suite 800 Washington, D.C. 20001

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”). This Post-Effective Amendment relates solely to the AB Sustainable US Thematic Portfolio (f/k/a, AB FlexFee™ US Thematic Portfolio), a series of the Registrant.

Explanatory Note

This Post-Effective Amendment No. 287 to the Registration Statement on Form N-1A (File No. 2-29901) is being filed pursuant to Rule 462(d) under the Securities Act, solely for the purpose of filing additional exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 287 consists only of a facing page, this explanatory note, Part C of the Registration Statement on Form N-1A, the Exhibit Index, and the exhibits to the Registration Statement listed thereon. This Post-Effective Amendment No. 287 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 287 shall become effective upon filing with the SEC. The contents of the Registration Statement are hereby incorporated by reference.

PART C

OTHER INFORMATION

ITEM 28.	Exhibits

	(a)	(1)	Articles of Amendment and Restatement of Articles of Incorporation of the Registrant, dated May 11, 2011 and filed May 16, 2011 – Incorporated by reference to Exhibit (a) to Post-Effective Amendment No. 96 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 3, 2011.

		(2)	Articles Supplementary to Articles of Incorporation of the Registrant, dated June 15, 2011 and filed June 17, 2011 – Incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 97 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 17, 2011.

		(3)	Articles Supplementary to Articles of Incorporation of the Registrant, dated and filed September 21, 2011 - Incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 105 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 22, 2011.

		(4)	Articles Supplementary to Articles of Incorporation of the Registrant, dated August 5, 2011 and filed August 8, 2011 – Incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 106 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on September 23, 2011.

		(5)	Articles Supplementary to Articles of Incorporation of the Registrant, dated November 30, 2011 and filed December 27, 2011 – Incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 117 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.
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(6)	Articles Supplementary to Articles of Incorporation of the Registrant, dated and filed November 21, 2012 – Incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 130 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 11, 2012.

(7)	Articles Supplementary to Articles of Incorporation of the Registrant, dated February 6, 2014 and filed February 7, 2014 – Incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 145 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 10, 2014.

(8)	Articles Supplementary to Articles of Incorporation of the Registrant, dated November 7, 2013 and filed November 25, 2013 – Incorporated by reference to Exhibit (a)(8) to Post-Effective Amendment No. 146 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 26, 2014.

(9)	Articles of Amendment to Articles of Incorporation of the Registrant, dated and filed March 17, 2014 – Incorporated by reference to Exhibit (a)(9) to Post-Effective Amendment No. 149 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

(10)	Articles Supplementary to Articles of Incorporation of the Registrant, dated and filed March 17, 2014 – Incorporated by reference to Exhibit (a)(10) to Post-Effective Amendment No. 149 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

(11)	Articles Supplementary to Articles of Incorporation of the Registrant, dated May 27, 2014 and filed May 29, 2014 – Incorporated by reference to Exhibit (a)(11) of Post-Effective Amendment No. 153 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 30, 2014.

(12)	Articles Supplementary to Articles of Incorporation of the Registrant, dated August 6, 2014 and filed August 7, 2014 – Incorporated by reference to Exhibit (a)(12) of Post-Effective Amendment No. 163 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 8, 2014.
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(13)	Articles Supplementary to Articles of Incorporation of the Registrant, dated August 6, 2014 and filed August 11, 2014 – Incorporated by reference to Exhibit (a)(13) of Post-Effective Amendment No. 166 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 13, 2014.

(14)	Articles Supplementary to Articles of Incorporation of the Registrant, dated September 15, 2014 and filed September 18, 2014 – Incorporated by reference to Exhibit (a)(14) of Post-Effective Amendment No. 174 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 5, 2014.

(15)	Articles of Supplementary to Articles of Incorporation of the Registrant, dated and filed November 7, 2014 – Incorporated by reference to Exhibit (a)(15) to Post-Effective Amendment No. 175 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

(16)	Articles Supplementary to Articles of Incorporation of the Registrant, dated and filed November 7, 2014 - Incorporated by reference to Exhibit (a)(16) to Post-Effective Amendment No. 175 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 7, 2014.

(17)	Articles of Amendment to the Articles of Incorporation of the Registrant effective and filed February 5, 2015 – Incorporated by reference to Exhibit (a)(17) to Post-Effective Amendment No. 182 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 6, 2015.

(18)	Articles of Amendment to the Articles of Incorporation of the Registrant effective and filed January 5, 2015 – Incorporated by reference to Exhibit (a)(18) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(19)	Articles Supplementary to the Articles of Incorporation of the Registrant effective and filed May 7, 2015 – Incorporated by reference to Exhibit (a)(19) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.
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(20)	Articles Supplementary to the Articles of Incorporation of the Registrant, dated and filed June 24, 2015 – Incorporated by reference to Exhibit (a)(20) to Post-Effective Amendment No. 185 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 24, 2015.

(21)	Articles of Amendment to the Articles of Incorporation of the Registrant, dated and filed December 29, 2016 – Incorporated by reference to Exhibit (a)(21) to Post-Effective Amendment No. 221 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 29, 2016.

(22)	Articles Supplementary to the Articles of Incorporation of the Registrant, dated and filed December 29, 2016 – Incorporated by reference to Exhibit (a)(22) to Post-Effective Amendment No. 222 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on December 29, 2016.

(23)	Articles Supplementary to the Articles of Incorporation of the Registrant, dated January 31, 2017 and filed February 1, 2017 – Incorporated by reference to Exhibit (a)(21) to Post-Effective Amendment No. 224 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 13, 2017.

(24)	Articles Supplementary to the Articles of Incorporation of the Registrant, dated July 18, 2017 and filed July 20, 2017 – Incorporated by reference to Exhibit (a)(24) to Post-Effective Amendment No. 240 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 28, 2017.

(25)	Articles Supplementary to the Articles of Incorporation of the Registrant dated and filed April 5, 2017 – Incorporated by reference to Exhibit (a)(25) to Post-Effective Amendment No. 244 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 31, 2017.

(26)	Articles of Amendment to the Articles of Incorporation of the Registrant dated May 5, 2017 and filed May 9, 2017 – Incorporated by reference to Exhibit (a)(26) to Post-Effective Amendment No. 244 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 31, 2017.
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	(27)	Articles Supplementary to the Articles of Incorporation of the Registrant dated and filed May 3, 2018 – Incorporated by reference to Exhibit (a)(27) to Post-Effective Amendment No. 255 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 4, 2018.

	(28)	Articles Supplementary to the Articles of Incorporation of the Registrant dated and filed November 9, 2018 – Incorporated by reference to Exhibit (a)(28) to Post-Effective Amendment No. 262 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 15, 2018.

	(29)	Articles of Amendment to Articles of Incorporation of the Registrant, dated August 16, 2021 and filed August 18, 2021 – Filed herewith.

(b)	Amended and Restated By-Laws of the Registrant – Incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 81 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on August 30, 2006.

(c)	Not applicable.

(d)	(1)	Investment Advisory Contract between the Registrant and AllianceBernstein L.P., with respect to the AB Small Cap Growth Portfolio, AB Emerging Markets Multi-Asset Portfolio, AB Select US Equity Portfolio, AB Select US Long/Short Portfolio, AB Concentrated Growth Fund, AB Global Core Equity Portfolio, AB Small Cap Value Portfolio, AB All Market Income Portfolio, AB Concentrated International Growth Portfolio, AB International Strategic Core Portfolio, AB FlexFee Large Cap Growth Portfolio, AB All China Equity Portfolio and AB Sustainable US Thematic Portfolio, dated November 13, 2019, as amended, May 7, 2020, November 4, 2020 and August 23, 2021 – Filed herewith.

	(2)	Investment Advisory Fee Waiver Agreement between the Registrant, on behalf of the AllianceBernstein Concentrated Growth Fund, and AllianceBernstein L.P., dated March 1, 2014 - Incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 215 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.
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(3)	Form of Advisory Fee Waiver Agreement between the Registrant, on behalf of the AB Performance Fee Series - Large Cap Growth Portfolio, AB Performance Fee Series - US Thematic Portfolio, AB Performance Fee Series - Core Opportunities Portfolio, AB Performance Fee Series - International Strategic Core Portfolio and AB Performance Fee Series - Emerging Markets Growth Portfolio and AllianceBernstein L.P. –Incorporated by reference to Exhibit (d)(34) to Post-Effective Amendment No. 229 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 9, 2017.

(4)	Fourth Amended and Restated Sub-Advisory Agreement between AllianceBernsten L.P., on behalf of the AB Multi-Manager Select Retirement Allocation Fund, AB Multi-Manager Select 2010 Fund, AB Multi-Manager Select 2015 Fund, AB Multi-Manager Select 2020 Fund, AB Multi-Manager Select 2025 Fund, AB Multi-Manager Select 2030 Fund, AB Multi-Manager Select 2035 Fund, AB Multi-Manager Select 2040 Fund, AB Multi-Manager Select 2045 Fund, AB Multi-Manager Select 2050 Fund, AB Multi-Manager Select 2055 Fund and AB Multi-Manager Select 2060 Fund, and Morningstar Investment Management LLC, dated February 1, 2019 – Incorporated by reference to Exhibit (d)(33) to Post-Effective Amendment No. 270 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2019.

(5)	Investment Advisory Contract between the Registrant, on behalf of the AB Multi-Manager Select Retirement Allocation Fund, AB Multi-Manager Select 2010 Fund, AB Multi-Manager Select 2015 Fund, AB Multi-Manager Select 2020 Fund, AB Multi-Manager Select 2025 Fund, AB Multi-Manager Select 2030 Fund, AB Multi-Manager Select 2035 Fund, AB Multi-Manager Select 2040 Fund, AB Multi-Manager Select 2045 Fund, AB Multi-Manager Select 2050 Fund, AB Multi-Manager Select 2055 Fund and AB Multi-Manager Select 2060, and AllianceBernstein L.P., dated November 13, 2019 – Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 278 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 29, 2020.

(6)	Fee Waiver/Expense Reimbursement Agreement between the Registrant, on behalf of the AB Concentrated Growth Fund, and AllianceBernstein L.P., dated March 2, 2020 – Incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2020.
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	(7)	Fee Waiver/Expense Reimbursement Agreement between the Registrant, on behalf of the AB Concentrated International Growth Portfolio, and AllianceBernstein L.P., dated March 2, 2020 – Incorporated by reference to Exhibit (d)(7) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2020.

(e)	(1)	Selected Dealer Agreement between AllianceBernstein Investments, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated making available shares of the Registrant effective April 30, 2009 – Incorporated by reference to Exhibit (e)(8) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

	(2)	Load Fund Operating Agreement between AllianceBernstein Investments, Inc. and Charles Schwab & Co., Inc. making available shares of the Registrant, dated as of June 1, 2007 – Incorporated by reference to Exhibit (e)(9) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

	(3)	Cooperation Agreement between AllianceBernstein Investments, Inc. (formerly known as AllianceBernstein Research and Management, Inc.) and UBS AG, dated November 1, 2005 – Incorporated by reference to Exhibit (e)(10) to Post-Effective Amendment No. 39 of the Registration Statement on Form N-1A of AllianceBernstein Large Cap Growth Fund, Inc. (File Nos. 33-49530 and 811-06730), filed with the Securities and Exchange Commission on October 15, 2009.

	(4)	Form of Selected Agent Agreement for Depository Institutions and their Subsidiaries between AllianceBernstein Investments, Inc. and selected agents making available shares of the Registrant - Incorporated by reference to Exhibit (e)(8) to Post-Effective Amendment No. 112 of the Registration Statement on Form N-1A of The AB Portfolios (File Nos. 33-12988 and 811-05088), filed with the Securities and Exchange Commission on December 29, 2017.

	(5)	Form of Selected Agreement for Broker-Dealers between AllianceBernstein Investments, Inc. and selected dealers offering shares of the Registrant - Incorporated by reference to Exhibit (e)(10) to Post-Effective Amendment No. 166 of the Registration Statement on Form N-1A of AB Discovery Growth Fund, Inc. (File Nos. 2-10768 and 811-00204), filed with the Securities and Exchange Commission on October 29, 2019.
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	(6)	Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (formerly known as Alliance Fund Distributors, Inc.), dated November 13, 2019 – Incorporated by reference to Exhibit (e)(6) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2020.

(f)	Not applicable.

(g)	(1)	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, effective August 3, 2009 – Incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 51 of the Registration Statement on Form N-1A of AllianceBernstein Variable Products Series Fund, Inc. (File Nos. 33-18647 and 811-05398), filed with the Securities and Exchange Commission on April 29, 2010.

	(2)	Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein International Discovery Equity Portfolio, effective October 15, 2010 – Incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 92 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 25, 2010.

	(3)	Form of Novation and Amendment Agreement to Custodian Agreement effective September 14, 2009 between the Registrant, on behalf of AllianceBernstein Emerging Markets Multi-Asset Portfolio, AllianceBernstein Dynamic All Market Fund and AllianceBernstein Dynamic All Market Plus Fund, and Brown Brothers Harriman & Co. – Incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 117 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.

	(4)	Form of Novation and Amendment Agreement to Custodian Agreement dated, as of December 5, 2011 between the Registrant, on behalf of AllianceBernstein Emerging Markets Multi-Asset Portfolio, AllianceBernstein Dynamic All Market Fund, AllianceBernstein Dynamic All Market Plus Fund and AllianceBernstein Select US Equity Portfolio, and Brown Brothers Harriman & Co. – Incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 117 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 29, 2012.
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(5)	Form of Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Emerging Markets Equity Portfolio, dated October 12, 2012 – Incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 122 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 12, 2012.

(6)	Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Select US Long/Short Portfolio, dated December 6, 2012 – Incorporated by reference to Exhibit (g)(7) to Post-Effective Amendment No. 215 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

(7)	Form of Amendment to Services Agreement between each Fund set forth on Schedule A to the Agreement and State Street Bank and Trust Company – Incorporated by reference to Exhibit (g)(8) to Post-Effective Amendment No. 160 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2014.

(8)	Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, AllianceBernstein Multi-Manager Select 2010 Fund, AllianceBernstein Multi-Manager Select 2015 Fund, AllianceBernstein Multi-Manager Select 2020 Fund, AllianceBernstein Multi-Manager Select 2025 Fund, AllianceBernstein Multi-Manager Select 2030 Fund, AllianceBernstein Multi-Manager Select 2035 Fund, AllianceBernstein Multi-Manager Select 2040 Fund, AllianceBernstein Multi-Manager Select 2045 Fund, AllianceBernstein Multi-Manager Select 2050 Fund, AllianceBernstein Multi-Manager Select 2055 Fund, dated December 15, 2014 – Incorporated by reference to Exhibit (g)(17) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(9)	Amendment to Master Custodian Agreement, dated April 15, 2015, between the Registrant and State Street Bank and Trust Company, regarding the AB Concentrated International Growth Portfolio – Incorporated by reference to Exhibit (g)(16) to Post-Effective Amendment No. 197 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.
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(10)	Novation and Amendment Agreement, between the Registrant and Brown Brothers Harriman & Co., regarding the AB Global Core Equity Portfolio, AB Emerging Markets Growth Portfolio, AB Emerging Markets Core Portfolio, AB Emerging Markets Multi-Asset Portfolio, AB International Strategic Core Portfolio, AB Asia ex-Japan Equity Portfolio and AB Select US Equity Portfolio, effective December 3, 2015 – Incorporated by reference to Exhibit (g)(19) to Post-Effective Amendment No. 215 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

(11)	Amendment to Custodian Agreement, dated August 8, 2017, between the Registrant and Brown Brothers Harriman & Co., regarding the AB Asia ex-Japan Equity Portfolio, AB Emerging Markets Core Portfolio, AB Emerging Markets Multi-Asset Portfolio, AB FlexFee Emerging Markets Growth Portfolio, AB FlexFee Core Opportunities Portfolio, AB FlexFee International Strategic Core Portfolio, AB FlexFee US Thematic Portfolio, AB Global Core Equity Portfolio, AB International Strategic Core Portfolio and AB Select US Equity Portfolio – Incorporated by reference to Exhibit (g)(21) to Post-Effective Amendment No. 248 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2017.

(12)	Form of Novation and Amendment Agreement, dated 2018, between the Registrant and Brown Brothers Harriman & Co. – Incorporated by reference to Exhibit (g)(21) to Post-Effective Amendment No. 255 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 4, 2018.

(13)	Amendment to Custodian Agreement, effective July 25, 2018, between the Registrant and Brown Brothers Harriman & Co., regarding the AB All China Equity Portfolio, AB Emerging Markets Core Portfolio, AB Emerging Markets Multi-Asset Portfolio, AB FlexFee Emerging Markets Growth Portfolio, AB FlexFee Core Opportunities Portfolio, AB FlexFee International Strategic Core Portfolio, AB FlexFee US Thematic Portfolio, AB Global Core Equity Portfolio, AB International Strategic Core Portfolio and AB Select US Equity Portfolio – Incorporated by reference to Exhibit (g)(21) to Post-Effective Amendment No. 268 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 30, 2019.

(14)	Amendment to Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, regarding the AB Concentrated Growth Fund, dated November 15, 2017 – Incorporated by reference to Exhibit (g)(14) to Post-Effective Amendment No. 276 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2020.
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(h)	(1)	Transfer Agency Agreement between the Registrant and AllianceBernstein Investor Services, Inc. (formerly known as Alliance Fund Services, Inc.), dated November 17, 1988 – Incorporated by reference to Exhibit 9 to Post-Effective Amendment No. 63 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on January 30, 1998.

	(2)	Amendment to Transfer Agency Agreement between the Registrant and AllianceBernstein Investor Services, Inc, dated June 14, 2006. – Incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 215 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

	(3)	Expense Limitation Agreement, dated March 1, 2014, between the Registrant, on behalf of the AllianceBernstein Concentrated Growth Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No.195 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

	(4)	Form of Expense Limitation Agreement, between the Registrant, on behalf of the AllianceBernstein Mid Cap Growth Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(13) to Post-Effective Amendment No. 149 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 17, 2014.

	(5)	Expense Limitation Agreement, dated April 15, 2015, between the Registrant, on behalf of AB Concentrated International Growth Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(19) to Post-Effective Amendment No. 197 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

	(6)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select Retirement Allocation Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(21) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

	(7)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2010 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.
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(8)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2015 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(9)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2020 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(10)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2025 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(25) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(11)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2030 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(26) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(12)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2035 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(27) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(13)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2040 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(28) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(14)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2045 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(29) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.
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(15)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2050 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(30) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(16)	Expense Limitation Agreement, dated December 15, 2014, between the Registrant, on behalf of the AllianceBernstein Multi-Manager Select 2055 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(31) to Post-Effective Amendment No. 184 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 8, 2015.

(17)	Expense Limitation Agreement, dated November 1, 2014, between the Registrant, on behalf of the AB Select US Equity Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(33) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

(18)	Expense Limitation Agreement, dated November 1, 2014, between the Registrant, on behalf of the AllianceBernstein Select US Long/Short Portfolio, and AllianceBernstein, L.P. – Incorporated by reference to Exhibit (h)(34) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

(19)	Expense Limitation Agreement, dated November 12, 2014, between the Registrant, on behalf of AllianceBernstein Global Core Equity Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(35) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

(20)	Expense Limitation Undertaking, dated December 8, 2014, between the Registrant, on behalf of the AB Select US Equity Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(36) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.

(21)	Expense Limitation Undertaking, dated October 30, 2015, between the Registrant, on behalf of the AB Select US Long/Short Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No.195 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 30, 2015.
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(22)	Expense Limitation Agreement, dated December 3, 2014, between the Registrant, on behalf of the AllianceBernstein Small Cap Value Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

(23)	Expense Limitation Agreement, dated December 18, 2014, between the Registrant, on behalf of the AllianceBernstein All Market Income Portfolio, and AllianceBernstein L.P. - Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

(24)	Acquired Fund Fee Waiver Agreement, dated December 18, 2014, between the Registrant, on behalf of the AllianceBernstein All Market Income Portfolio, and AllianceBernstein, L.P. Incorporated by reference to Exhibit (h)(39) to Post-Effective Amendment No. 206 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission February 29, 2016.

(25)	Expense Limitation Agreement, dated July 29, 2015, between the Registrant, on behalf of AB International Strategic Core Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 215 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

(26)	Expense Limitation Undertaking, dated October 30, 2015, between the Registrant, on behalf of the AB Concentrated Growth Fund, and AllianceBernstein, L.P. – Incorporated by reference to Exhibit (h)(39) to Post-Effective Amendment No. 215 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2016.

(27)	Acquired Fund Fee Waiver Agreement, dated February 28, 2017, between the Registrant, on behalf of the AB All Market Income Portfolio, and AllianceBernstein, L.P. - Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 226 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2017.
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(28)	Form of Expense Limitation Agreement, between the Registrant, on behalf of the AB Performance Fee Series –International Strategic Core Portfolio – Incorporated by reference to Exhibit (h)(43) to Post-Effective Amendment No. 229 to Registrant's Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on March 9, 2017.

(29)	Expense Limitation Agreement, dated July 1, 2017, between the Registrant, on behalf of the AB FlexFee Emerging Markets Growth Portfolio – Incorporated by reference to Exhibit (h)(44)to Post-Effective Amendment No. 244 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 31, 2017.

(30)	Expense Limitation Agreement, dated June 28, 2017, between the Registrant, on behalf of the AB FlexFee Large Cap Growth Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(54) to Post-Effective Amendment No. 254 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 30, 2018.

(31)	Expense Limitation Agreement, dated June 28, 2017, between the Registrant, on behalf of the AB FlexFee US Thematic Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(55) to Post-Effective Amendment No. 254 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 30, 2018.

(32)	Expense Limitation Agreement, dated June 28, 2017, between the Registrant, on behalf of the AB FlexFee Core Opportunities Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(56) to Post-Effective Amendment No. 254 of Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 30, 2018.

(33)	Expense Limitation Undertaking, dated July 28, 2017 between the Registrant, on behalf of the AB Emerging Markets Multi-Asset Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(57) to Post-Effective Amendment No. 259 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 26, 2018.

(34)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select Retirement Allocation Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(35) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.
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(35)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2010 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(36) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(36)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2015 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(37)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2020 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(38)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2025 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(39) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(39)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2030 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(40) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(40)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2035 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(41) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(41)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2040 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(42) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.
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(42)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2045 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(43) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(43)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2050 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(44) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(44)	Expense Limitation Undertaking, dated November 30, 2018, between the Registrant, on behalf of the AB Multi-Manager Select 2055 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(45) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(45)	Expense Limitation Agreement, dated February 1, 2019, between the Registrant, on behalf of the AB Multi-Manager Select 2060 Fund, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(46) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(46)	Management Fee Waiver Undertaking, dated June 1, 2016, amended May 1, 2019, by AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(47) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(47)	Expense Limitation Agreement, dated July 25, 2018, between the Registrant, on behalf of AB All China Equity Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(48) to Post-Effective Amendment No. 276 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2020.

(48)	Expense Limitation Undertaking, dated July 25, 2019, between the Registrant, on behalf of AB All China Equity Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(49) to Post-Effective Amendment No. 276 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2020.
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(49)	Expense Limitation Undertaking, dated January 1, 2019, between the Registrant, on behalf of AB FlexFee Large Cap Growth Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(49) to Post-Effective Amendment No. 278 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 29, 2020.

(50)	Expense Limitation Undertaking, dated January 1, 2019, between the Registrant, on behalf of AB FlexFee Emerging Markets Growth Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(51) to Post-Effective Amendment No. 278 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 29, 2020.

(51)	Expense Limitation Undertaking, dated January 1, 2019, between the Registrant, on behalf of AB FlexFee International Strategic Core Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(52) to Post-Effective Amendment No. 278 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 29, 2020.

(52)	Expense Limitation Undertaking, dated January 1, 2019, between the Registrant, on behalf of AB FlexFee Core Opportunities Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(53) to Post-Effective Amendment No. 278 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 29, 2020.

(53)	Expense Limitation Undertaking, dated February 3, 2017, between the Registrant, on behalf of AB Select US Long/Short Portfolio, and AllianceBernstein L.P. – Incorporated by reference to Exhibit (h)(54) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2020.

(54)	Expense Limitation Undertaking, dated March 2, 2020, between the Registrant, on behalf of AB Concentrated International Growth Fund, and AllianceBernstein L.P. Incorporated by reference to Exhibit (h)(55) to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on October 28, 2020.

(55)	Expense Limitation Undertaking, dated August 23, 2021, between the Registrant, on behalf of AB Sustainable US Thematic Portfolio, and AllianceBernstein L.P. – Filed herewith.

(56)	Management Fee Waiver Undertaking, dated August 23, 2021, between the Registrant, on behalf of AB Sustainable US Thematic Portfolio, and AllianceBernstein L.P. – Filed herewith.

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(i)	Opinion and Consent of Seward & Kissel LLP – Filed herewith.

(j)	Consent of Independent Registered Public Accounting Firm – Incorporated by reference to Exhibit (j) to Post-Effective Amendment No. 285 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on June 24, 2021.

(k)	Not applicable.

(l)	Not applicable.

(m)	Rule 12b-1 Plan - See Exhibit (e)(6) hereto.

(n)	Amended and Restated Rule 18f-3 Plan, dated August 1, 2019 – Incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 274 to the Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on November 29, 2019.

(o)	Reserved.

(p)	(1) Code of Ethics for the Fund – Incorporated by reference to Exhibit (p)(1) to Post-Effective Amendment No. 74 of the Registration Statement on Form N-1A of AllianceBernstein Bond Fund, Inc. (File Nos. 2-48227 and 811-02383), filed with the Securities and Exchange Commission on October 6, 2000, which is substantially identical in all material respects except as to the party which is the Registrant.

(2) Code of Ethics for AllianceBernstein L.P. and AllianceBernstein Investments, Inc. – Incorporated by reference to Exhibit (p)(2) to Post-Effective Amendment No. 41 of the Registration Statement on Form N-1A of AB Institutional Funds, Inc. (File Nos. 333-37177 and 811-08403), filed with the Securities and Exchange Commission on January 28, 2021.

Other Exhibits:

(1) Powers of Attorney for: Michael J. Downey, Nancy P. Jacklin, Carol C. McMullen, Garry L. Moody, Marshall C. Turner, Jr. and Earl D. Weiner – Incorporated by reference to Other Exhibits to Post-Effective Amendment No. 255 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on May 4, 2018.

(2) Power of Attorney for Jorge A. Bermudez – Incorporated by reference to Other Exhibits (2) to Post-Effective Amendment No. 276 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on February 28, 2020.

(3) Power of Attorney for Jeanette W. Loeb – Incorporated by reference to Other Exhibits (3) to Post-Effective Amendment No. 280 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on July 29, 2020.

(4) Power of Attorney for Onur Erzan – Incorporated by reference to Other Exhibits (4) to Post-Effective Amendment No. 284 to Registrant’s Registration Statement on Form N-1A (File Nos. 2-29901 and 811-01716), filed with the Securities and Exchange Commission on April 30, 2021.

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ITEM 29.	Persons Controlled by or under Common Control with Registrant.

None.

ITEM 30.	Indemnification.

It is the Registrant’s policy to indemnify its directors and officers, employees and other agents to the maximum extent permitted by Section 2-418 of the General Corporation Law of the State of Maryland, which is incorporated by reference herein, and as set forth in Article EIGHTH of Registrant’s Articles of Restatement of Articles of Incorporation, filed as Exhibit (a) in response to Item 28, Article IX of the Registrant’s Amended and Restated By-Laws filed as Exhibit (b) in response to Item 28 and Section 10 of the Distribution Services Agreement filed as Exhibit (e)(6) in response to Item 28, all as set forth below. The liability of the Registrant’s directors and officers is dealt with in Article EIGHTH of Registrant’s articles of Restatement of Articles of Incorporation, as set forth below. The Adviser’s liability for any loss suffered by the Registrant or its shareholders is set forth in Section 4 of the Investment Advisory Contract filed as Exhibit (d)(1) in response to Item 28, as set forth below.

Article EIGHTH of the Registrant’s Articles of Restatement of Articles of Incorporation reads as follows:

(1)       To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

(2)       The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

(3)       The provisions of this Article EIGHTH shall be subject to the limitations of the Investment Company Act.

(4)       Neither the amendment nor repeal of this Article EIGHTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article EIGHTH, shall apply to or affect in any respect the applicability of the preceding sections of this Article EIGHTH with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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ARTICLE IX of the Registrant’s Amended and Restated By-Laws reads as follows:

“To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in any such capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in any such capacity. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The termination of any claim, action, suit or other proceeding involving any person, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such person did not meet the standards of conduct required for indemnification or payment of expenses to be required or permitted under Maryland law, these Bylaws or the Charter. Any indemnification or advance of expenses made pursuant to this Article shall be subject to applicable requirements of the 1940 Act. The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.”

The Investment Advisory Contract between the Registrant and AllianceBernstein L.P. provides that AllianceBernstein L.P. will not be liable under such agreements for any mistake of judgment or in any event whatsoever, except for lack of good faith, and that nothing therein shall be deemed to protect, or purport to protect, AllianceBernstein L.P. against any liability to Registrant or its security holders to which it would otherwise be subject by reason of reckless disregard of its obligations and duties thereunder.

The Distribution Services Agreement between the Registrant and AllianceBernstein Investments, Inc. (“ABI”) provides that Registrant will indemnify, defend and hold ABI and any person who controls it within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), free and harmless from and against any and all claims, demands, liabilities and expenses which ABI or any such controlling person may incur arising out of or based upon any alleged untrue statement of a material fact contained in Registrant’s registration statement, Prospectus or Statement of Additional Information or arising out of, or based upon any alleged omission to state a material fact required to be stated in any one of the foregoing or necessary to make the statements in any one of the foregoing not misleading, provided that nothing therein shall be so construed as to protect ABI against any liability to the Registrant or its security holders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence with the performance of its duties thereunder, or by reason of reckless disregard of its obligation and duties thereunder.

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The foregoing summaries are qualified by the entire text of Registrant’s articles of Restatement of Articles of Incorporation, Amended and Restated By-Laws, the Investment Advisory Contact between the Registrant and AllianceBernstein L.P. and the Distribution Services Agreement between the Registrant and ABI.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Release No. IC-11330 (September 2, 1980), the Registrant will indemnify its directors, officers, investment adviser and principal underwriters only if (1) a final decision on the merits was issued by the court or other body before whom the proceeding was brought that the person to be indemnified (the “indemnitee”) was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (“disabling conduct”) or (2) a reasonable determination is made, based upon a review of the facts, that the indemnitee was not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of the directors who are neither “interested persons” of the Registrant as defined in section 2(a)(19) of the Investment Company Act of 1940 nor parties to the proceeding (“disinterested, non-party directors”), or (b) an independent legal counsel in a written opinion. The Registrant will advance attorneys fees or other expenses incurred by its directors, officers, investment adviser or principal underwriters in defending a proceeding, upon the undertaking by or on behalf of the indemnitee to repay the advance unless it is ultimately determined that he is entitled to indemnification and, as a condition to the advance, (1) the indemnitee shall provide a security for his undertaking, (2) the Registrant shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of disinterested, non-party directors of the Registrant, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

The Registrant participates in a joint director’s liability insurance policy issued by the ICI Mutual Insurance Company. Under this policy, outside trustees and directors are covered up to the limits specified for any claim against them for acts committed in their capacities as trustee or director. A pro rata share of the premium for this coverage is charged to each participating investment company. In addition, the Adviser’s liability insurance policy, which is issued by a number of underwriters, including Greenwich Insurance Company as primary underwriter, extends to officers of the Registrant and such officers are covered up to the limits specified for any claim against them for acts committed in their capacities as officers of the investment companies sponsored by the Adviser.

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ITEM 31.	Business and Other Connections of Investment Adviser.

The descriptions of AllianceBernstein L.P. under the captions “Management of the Fund” in the Prospectus and in the Statement of Additional Information constituting Parts A and B, respectively, of this Registration Statement are incorporated by reference herein.

The information as to the directors and executive officers of AllianceBernstein L.P., set forth in its Form ADV filed with the Securities and Exchange Commission on March 31, 2014 (File No. 801-56720) and amended through the date hereof, is incorporated by reference.

ITEM 32.	Principal Underwriters.

(a)       ABI is the Registrant’s Principal Underwriter in connection with the sale of shares of the Registrant. ABI is the Principal Underwriter or Distributor for the following investment companies:

AB Bond Fund, Inc.

AB Core Opportunities Fund, Inc.

AB Corporate Shares

AB Discovery Growth Fund, Inc.

AB Equity Income Fund, Inc.

AB Fixed-Income Shares, Inc.

AB Global Bond Fund, Inc.

AB Global Real Estate Investment Fund, Inc.

AB Global Risk Allocation Fund, Inc.

AB High Income Fund, Inc.

AB Institutional Funds, Inc.

AB Intermediate California Municipal Portfolio1

AB Intermediate Diversified Municipal Portfolio2

AB Intermediate Duration Portfolio3

AB Intermediate New York Municipal Portfolio1

AB Large Cap Growth Fund, Inc.

AB Municipal Income Fund, Inc.

AB Municipal Income Fund II

AB Relative Value Fund, Inc.

AB Short Duration Portfolio4

AB Sustainable Global Thematic Fund, Inc.

AB Sustainable International Thematic Fund, Inc.

AB Trust

AB Variable Products Series Fund, Inc.

Emerging Markets Portfolio5

Sanford C. Bernstein Fund II, Inc.

The AB Portfolios

_________________________________________________

1 This is a Portfolio of Sanford C. Bernstein Fund, Inc., which consists of Classes A, C and Advisor Class Shares.

2 This is a Portfolio of Sanford C. Bernstein Fund, Inc., which consists of Classes A, C, Z and Advisor Class Shares.

3 This is a Portfolio of Sanford C. Bernstein Fund, Inc., which consists of Classes A, Z and Advisor Class Shares.

4 This is a Portfolio of Sanford C. Bernstein Fund, Inc., which consists of Classes A and C Shares.

5 This is a Portfolio of Sanford C. Bernstein Fund, Inc., which consists of Class Z Shares.

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(b) The following are the Directors and Officers of ABI, the principal place of business of which is 1345 Avenue of the Americas, New York, NY 10105.

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Directors

Onur Erzan	Director and Head of Global Client Group	President and Chief Executive Officer

Lawrence E. Cranch	Director

Gary Krueger	Director, and Chief Financial Officer

David M. Lesser	Director	Assistant Secretary

Mark R. Manley	Director, and Secretary

Officers
Emilie D. Wrapp	Senior Vice President, Assistant General Counsel and Assistant Secretary	Secretary

Laurence H. Bertan	Senior Vice President and Assistant Secretary

Richard A. Brink	Senior Vice President

Peter G. Callahan	Senior Vice President

Michael A. Capella	Senior Vice President

Nelson Kin Hung Chow	Senior Vice President

Flora Chi Ju Chuang	Senior Vice President

Russell R. Corby	Senior Vice President

John W. Cronin	Senior Vice President

Silvio Cruz	Senior Vice President

John C. Endahl	Senior Vice President

C-24

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

John Edward English	Senior Vice President

Robert K. Forrester	Senior Vice President

Mark A. Gessner	Senior Vice President

Joseph Haag	Senior Vice President

Kenneth L. Haman	Senior Vice President

Michael S. Hart	Senior Vice President

Chang Hyun Lee	Senior Vice President

Ajai M. Kaul	Senior Vice President

Scott M. Krauthamer	Senior Vice President

Jonathan M. Liang	Senior Vice President

Karen (Yeow Ping) Lim	Senior Vice President

James M. Liptrot	Senior Vice President and Assistant Controller

William Marsalise	Senior Vice President

Brendan Murray	Senior Vice President

Masaru Nakabachi	Senior Vice President

John J. O’Connor	Senior Vice President

John D. Prosperi	Senior Vice President

Miguel A. Rozensztroch	Senior Vice President

Craig T. Schorr	Senior Vice President

Elizabeth M. Smith Malik	Senior Vice President

C-25

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Stephen M. Woetzel	Senior Vice President	Assistant Controller

Derek Yung	Senior Vice President

Robert J. Amberger	Vice President

Armand H. Amritt	Vice President

Eric Anderson	Vice President

Constantin L. Andreae	Vice President

Corey S. Beckerman	Vice President

DeAnna D. Beedy	Vice President

Chris Boeker	Vice President

Brandon W. Born	Vice President

James J. Bracken	Vice President

Robert A. Brazofsky	Vice President

Christopher J. Carrelha	Vice President

Josh Tso Hsiang Chang	Vice President

Mikhail Cheskis	Vice President

Daisy (Sze Kie) Chung	Vice President

Dwight P. Cornell	Vice President

Massimo Dalla Vedova	Vice President

Francesca Dattola	Vice President

Kevin M. Dausch	Vice President

Frank de Wit	Vice President
C-26

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Marc J. Della Pia	Vice President

Patrick R. Denis	Vice President

Jonathon A. Diegel	Vice President

Ralph A. DiMeglio	Vice President

Joseph T. Dominguez	Vice President

Barbara Anne Donovan	Vice President

Gregory M. Erwinski	Vice President

Susan A. Flanagan	Vice President

Nataliya Fomenko	Vice President

Carey Fortnam	Vice President

Eric C. Freed	Vice President and Counsel	Assistant Secretary

Yuko (Kadoda) Funato	Vice President

Kenneth Handler	Vice President

Brian P. Hanna	Vice President

Terry L. Harris	Vice President

Sarah Entzeroth Hartzke	Vice President

Nancy E. Hay	Vice President and Counsel	Assistant Secretary

Philippe Hemery	Vice President

Olivier Herson	Vice President

Alexander Hoffmann	Vice President

Brian Horvath	Vice President

Eric S. Indovina	Vice President

C-27

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Anthony E. Kafouros	Vice President

Tina Kao	Vice President

Jeffrey Kelly	Vice President

Gunnar Knierim	Vice President

Anthony D. Knight	Vice President

Tomas Kukla	Vice President

Stephen J. Laffey	Vice President and Counsel	Assistant Secretary

Ginnie Li-Chin Li	Vice President

Albert Yen Po Lien	Vice President

Darren L. Luckfield	Vice President

Jim (Chi-Hsiung) Liu	Vice President

Matthew J. Malvey	Vice President

Robert Mancini	Vice President

Todd Mann	Vice President

Osama (Sam) Mari	Vice President

Daniel P. Melehan	Vice President

Nicola Meotti	Vice President

Yuji Mihashi	Vice President

David Mitchell	Vice President

Benjamin Moore	Vice President

Robert D. Nelms	Vice President

Jamie A. Nieradka	Vice President
C-28

NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Daryl N. Northrop	Vice President

Markus Novak	Vice President

Bryan R. Pacana	Vice President

David D. Paich	Vice President

Kim Chu Perrington	Vice President

Joseph J. Proscia	Vice President

Damien Ramondo	Vice President

Carol H. Rappa	Vice President

Jessie A. Reich	Vice President

Claudio Rondolini	Vice President

David Saslowsky	Vice President

Richard A. Schwam	Vice President

John F. Skahan	Vice President

Chang Min Song	Vice President

Daniel L. Stack	Vice President

Jason P. Stevens	Vice President

Scott M. Tatum	Vice President

Wendy Weng	Vice President

Isabella (Hsin-I) Yen	Vice President

Oscar Zarazua	Vice President

Martin J. Zayac	Vice President

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NAME	POSITIONS AND OFFICES WITH UNDERWRITER	POSITIONS AND OFFICES WITH REGISTRANT

Isabelle Husson	Assistant Vice President

Charissa A. Pal	Assistant Vice President

Brian W. Paulson	Assistant Vice President

Pablo Perez	Assistant Vice President

Michiyo Tanaka	Assistant Vice President

Laurence Vandecasteele	Assistant Vice President

William Wielgolewski	Assistant Vice President

(c)       Not applicable.

ITEM 33.	Location of Accounts and Records.

The majority of the accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder are maintained as follows: journals, ledgers, securities records and other original records are maintained principally at the offices of AllianceBernstein Investor Services, Inc., P.O. Box 786003, San Antonio, TX 78278-6003 and at the offices of State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111.  All other records so required to be maintained are maintained at the offices of AllianceBernstein L.P., 1345 Avenue of the Americas, New York, NY 10105.

ITEM 34.	Management Services.

Not applicable.

ITEM 35.	Undertakings.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York, on the 23rd day of August, 2021.

AB CAP FUND, INC.

By:	/s/ Onur Erzan
Onur Erzan
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

(1)	Principal Executive Officer:

	/s/ Onur Erzan	President and	August 23, 2021
	Onur Erzan	Chief Executive Officer

(2)	Principal Financial and Accounting Officer:

	/s/ Joseph J. Mantineo	Treasurer and Chief	August 23, 2021
	Joseph J. Mantineo	Financial Officer

(3)	Directors:

Jorge A. Bermudez*
Michael J. Downey*
Onur Erzan*
Nancy P. Jacklin*
Jeanette W. Loeb*
Carol C. McMullen*
Garry L. Moody*
Marshall C. Turner, Jr.*
Earl D. Weiner*

*By:	/s/ Eric C. Freed		August 23, 2021
Eric C. Freed
(Attorney-in-fact)

C-31

Index to Exhibits

Exhibit No.	Description of Exhibits

(a)(29)	Articles of Amendment to Articles of Incorporation

(d)(1)	Investment Advisory Contract

(h)(55)	Expense Limitation Undertaking

(h)(56)	Management Fee Waiver Undertaking

(i)	Opinion and Consent of Seward & Kissel LLP